Exhibit 99.1

         Kopin Reports First-Quarter 2005 Financial Results;
      CyberDisplay Products for Military Applications Help Drive
                    Net Profit of $0.02 Per Share

    TAUNTON, Mass.--(BUSINESS WIRE)--April 28, 2005--Kopin Corporation (NASDAQ: KOPN) today announced financial results for the first quarter ended March 26, 2005.

    Financial Summary:

    -- Total revenue of $18.9 million, in line with the guidance provided in the Company's fourth-quarter 2004 news release and conference call. This compares with total revenue of $22.4 million in the first quarter of 2004 and $18.5 million in the fourth quarter of 2004.

    -- Net income of $1.2 million, or $0.02 per diluted share, in the first quarter of 2005, compared with a net loss of $3.4 million, or $0.05 per share, a year earlier. In the fourth quarter of 2004, Kopin recorded a net loss of $7.0 million, or $0.10 per share.

    -- CyberDisplay revenue totaling $9.5 million, compared with $12.8 million in the year-ago period and $9.9 million in the fourth quarter of 2004.

    -- III-V revenue of $9.4 million versus $9.5 million in the first quarter of 2004 and $8.6 million in the fourth quarter of 2004. Included in III-V revenue in the first quarter of 2005 is reimbursement of $650,000 for certain training and research and development activities related to the KO-BRITE joint venture.

    "Kopin delivered solid top- and bottom-line performance in the first quarter," said Dr. John C.C. Fan, Kopin's president and CEO. "We generated strong sales of high-margin CyberDisplay products for military applications, and made further inroads into the digital still camera and video eyewear markets. We also began to see the benefits of our decision to transition our CyberLite LED operations to Asia as part of the KO-BRITE joint venture agreement."

    Kopin Ships 15 Millionth CyberDisplay

    Kopin's ruggedized microdisplay products drove CyberDisplay revenue of $9.5 million in the first quarter, as production of the redesigned 640M-based module for Raytheon's light, medium and heavy thermal weapon sights began to ramp. "Military applications are providing substantial high-margin revenue opportunities for our display products. We believe our leadership in this area will enable us to secure additional design wins, as we demonstrated recently with the TWS-II contract to supply BAE Systems and DRS Optronics. We expect military sales to grow over the next several quarters as we ramp the CyberDisplay modules to full volume production," said Dr. Fan.
    On the consumer side, Kopin expanded its position in the digital still camera (DSC) component market, introducing the world's first complete electronic viewfinder system for DSCs. The Company collaborated with a tier-one digital camera OEM on the development of the system, which is expected to begin volume production this summer. Kopin also continued to develop its leadership in the mobile video market in the first quarter, as demonstrated by the three manufacturers of video eyewear - Eyeneo, Icuiti and Oriscape - incorporating Kopin CyberDisplays into new eyewear devices. These products represent one of the many new applications on the horizon requiring ultra-small, lightweight and power efficient microdisplays. "We expect these emerging products to fuel our growth in 2006 and beyond," said Dr. Fan.
    "From digital still cameras featuring electronic viewfinders to video eyewear systems offering unmatched portable cinema viewing opportunities, microdisplays are playing an increasingly important role in the development of emerging mobile electronics applications," continued Dr. Fan. "As the largest U.S. manufacturer of microdisplays for near-to-eye portable devices, we expect our CyberDisplay family of displays, modules and subsystems to capitalize on growing consumer demand."
    "During the first quarter, we expanded our CyberDisplay portfolio with the development and introduction of the full-color CyberDisplay(R) SVGA, the world's highest-resolution transmissive active matrix liquid crystal display (AMLCD) for its size. The CyberDisplay SVGA broadens our product suite, enabling Kopin to offer our consumer and military customers a wider range of displays and related products to meet their high-resolution, low power consumption microdisplay needs," Dr. Fan said.
    "Kopin's objective for the CyberDisplay product line is to focus on higher margin opportunities, such as military and high-value consumer applications, and to continue to upgrade the performance of our display products. We are excited about our progress to date," continued Dr. Fan.

    Kopin Achieves Milestone with Shipment of 500,000th HBT Wafer

    Steady demand helped to fuel $9.4 million in III-V revenue in the first quarter. Kopin achieved a significant milestone in the process, shipping its 500,000th HBT wafer. "That number is the best evidence of customer satisfaction with our transistor products, and confirms Kopin's position as the world's top merchant supplier of HBTs for wireless applications. As the handset market grows, and as new technologies such as Wi-Fi and WiMAX gain traction in the market, our transistors, including Kopin's new GAIN-HBT, will continue to provide the characteristics our customers require to ensure the optimal performance of their power amplifiers," said Dr. Fan.

    Business Outlook

    "Based on our expectation of the continued ramp of sales to military customers, as well as initial shipments of our new electronic viewfinder module for digital cameras, we expect total revenue for the second quarter of 2005 to be in the range of $20 million to $21 million. Our outlook for Kopin's business is strong, and we expect the combination of increased military sales and the reduced impact of the LED operations to continue to benefit our bottom-line results in the second quarter," Dr. Fan said.

    First-Quarter Conference Call

    Kopin will provide a live audio webcast of its first-quarter conference call for investors at 5:00 p.m. ET today, April 28, 2005. Investors who want to hear the call should log on to the Investor Relations section of Kopin's website, www.kopin.com, at least 15 minutes before the event's broadcast. The call will be available on the Investor Relations section for one week. After that, investors can access an archived version of the call on Kopin's website.
    Kopin's first-quarter conference call also can be heard live by dialing (719) 457-2625 or (800) 967-7134 five minutes prior to the call. A replay of the call will be available from 8:00 p.m. ET, Thursday, April 28 through midnight ET, Wednesday, May 4. To access the replay, dial (719) 457-0820 or (888) 203-1112 and refer to confirmation code 8238449.

    About Kopin

    Kopin is a leading developer and manufacturer of digital imaging and telecommunications technologies that enhance the delivery and presentation of video, voice and data. The Company has combined advanced AMLCD and integrated circuit technology to produce its CyberDisplay family of award-winning, ultra-small, high-density imaging devices for consumer and defense systems, including camcorders, digital cameras, personal video eyewear and thermal weapon sights. Telecommunication providers are using Kopin's heterojunction bipolar transistor (HBT) wafers in cellular phones, Wi-Fi, VoIP and high-speed Internet data transmission. Kopin's technology is protected by more than 200 global patents and patents pending, and currently is featured in more than one billion wireless handsets and millions of camcorders. For more information, please visit Kopin's website at www.kopin.com.

    Safe Harbor Statement

    Statements in this news release may be considered "forward-looking" statements under the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These include statements relating to the following expectations: growth of Kopin's sales to the military over the next several quarters as CyberDisplay modules ramp to full volume production; that the Company's complete electronic viewfinder system for DSCs will begin volume production this summer; that its CyberDisplay family of displays, modules and subsystems will capitalize on growing consumer demand for microdisplay-enabled applications; that its HBT transistors will continue to provide the characteristics its customers require to ensure the optimal performance of their power amplifiers; that applications on the horizon requiring ultra-small, lightweight and power efficient microdisplays will fuel Kopin's growth in 2006 and beyond; Kopin's focus on higher margin CyberDisplay opportunities, such as military and high-value consumer applications, and on upgrading the performance of its display products; total second-quarter revenue of between $20 million and $21 million; that the outlook for Kopin's business is strong; and that the combination of increased military sales and the reduced impact of LED operations will continue to benefit Kopin's bottom-line results in the second quarter. These statements involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are general economic and business conditions and growth in the microdisplay, wireless and gallium arsenide integrated circuit and materials industries; the impact of competitive products and pricing; availability of third-party components; availability of integrated circuit fabrication facilities; cost and yields associated with production of the Company's CyberDisplay imaging devices and HBT transistor wafers; loss of significant customers; acceptance of the Company's products; success of new product and other research and development efforts; continuation of strategic relationships; the value of shares of Micrel Semiconductor held by the Company; Kopin's ability to accurately forecast revenue levels; and other risk factors and cautionary statements listed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. These include, but are not limited to, the Company's Annual Report on Form 10-K for the year ended December 25, 2004.

    CyberDisplay, GAIN-HBT and The NanoSemiconductor Company are trademarks of Kopin Corporation.

    Kopin - The NanoSemiconductor Company(TM)




                           Kopin Corporation
            Condensed Consolidated Statements of Operations
                              (Unaudited)

                                                Three Months Ended
                                             -------------------------
                                              March 26,     March 27,
                                                 2005         2004
                                             ------------ ------------
Revenues:
     Product revenues                        $17,265,298  $22,132,996
     Research and development revenues         1,638,634      225,000
                                             ------------ ------------
                                              18,903,932   22,357,996
Expenses:
     Cost of product revenues                 10,903,669   19,083,813
     Research and development                  3,399,331    3,920,435
     Selling, general and administrative       3,263,590    2,948,764
     Impairment                                  517,902            -
                                             ------------ ------------
                                              18,084,492   25,953,012
                                             ------------ ------------

Income (loss) from operations                    819,440   (3,595,016)
Other income and (expense):
     Interest and other income                   779,613      883,427
     Interest and other expense                 (202,168)    (198,084)
                                             ------------ ------------
                                                 577,445      685,343
                                             ------------ ------------

Income (loss) before minority interest,
 income taxes and equity losses in
 unconsolidated affiliates                     1,396,885   (2,909,673)

Minority interest in income of subsidiary        (43,947)    (104,678)
                                             ------------ ------------

Income (loss) before income taxes and equity
 losses in unconsolidated affiliates           1,352,938   (3,014,351)

Tax provision                                    (32,240)     (67,557)
                                             ------------ ------------
Income (loss) before equity losses in
 unconsolidated affiliates                     1,320,698   (3,081,908)
                                             ------------ ------------

Equity losses in unconsolidated affiliates      (149,508)    (300,000)
                                             ------------ ------------
Net income (loss)                             $1,171,190  $(3,381,908)
                                             ============ ============
Net income (loss) per share:
     Basic                                         $0.02       $(0.05)
                                             ============ ============
     Diluted                                       $0.02       $(0.05)
                                             ============ ============

Weighted average number of common shares
 outstanding:
     Basic                                    70,038,749   70,060,233
                                             ============ ============
     Diluted                                  70,244,593   70,060,233
                                             ============ ============


                           Kopin Corporation
                 Condensed Consolidated Balance Sheets
                              (Unaudited)

                                             March 26,   December 25,
                                               2005          2004
                                           ------------- -------------
ASSETS
Current assets:
    Cash and marketable securities         $107,826,614  $111,900,466
    Accounts receivable, net                 10,505,345     9,088,525
    Inventory                                 8,531,178     7,934,955
    Optical equipment to be transferred to
     joint venture                            5,267,598     5,785,500
    Prepaid and other assets                  2,011,946     1,572,307
                                           ------------- -------------

Total current assets                        134,142,681   136,281,753


Equipment and improvements, net              10,826,396    11,615,633
Other assets                                 10,157,820     7,934,527
                                           ------------- -------------

Total assets                               $155,126,897  $155,831,913
                                           ============= =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
    Accounts payable                         $9,920,424    $9,075,976
    Accrued expenses                          2,020,687     2,549,057
    Billings in excess of revenue earned        941,018     1,240,347
                                           ------------- -------------
Total current liabilities                    12,882,129    12,865,380

Minority interest                             3,924,251     3,780,693
Stockholders' equity                        138,320,517   139,185,840
                                           ------------- -------------

Total liabilities and stockholders' equity $155,126,897  $155,831,913
                                           ============= =============

    CONTACT: Kopin Corporation
             Richard Sneider, 508-824-6696
             Chief Financial Officer
             rsneider@kopin.com
             or
             Sharon Merrill Associates, Inc.
             Ehren Lister, 617-542-5300
             Senior Associate
             elister@investorrelations.com